Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

MXWL - Q2 2005 Maxwell Technologies Earnings Conference Call

Event Date/Time: Aug. 08. 2005 / 5:00PM ET

Event Duration: N/A

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Aug. 08. 2005 / 5:00PM, MXWL - Q2 2005 Maxwell Technologies Earnings Conference Call

CORPORATE PARTICIPANTS

Rich Balanson

MXWL - President, CEO

David Russian

MXWL - CFO

Mike Sund

MXWL - VP CC & IR

Richard Smith

MXWL - EVP Strategic Business Development

CONFERENCE CALL PARTICIPANTS

William Gibson

Nollenberger Capital Partners - Analyst

Walter Nasdeo

Ardour Capital Investments - Analyst

Gary Holdsworth

Singular Research - Analyst

Mike Neihuser

The Robins Group - Analyst

Eric Glover

Adams Harkness - Analyst

Bill Hyler

HM Energy - Analyst

PRESENTATION

Operator

All sites are now online in a listen-only mode. [OPERATOR INSTRUCTIONS] So without further ado, I’ll turn the program over to your moderator, Mr. Mike Sund. Please go ahead, sir.

Mike Sund - MXWL - VP CC & IR

[Technical difficulty] Executive Vice President for Strategic Development. But first I need to advise you that the following discussion will include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as well as other expressions of management’s belief or opinion. Such statements include without limitation projections of revenue, reserves for delivery of products, prices below our manufacturing cost, and operating expenses for future periods.

These estimates and projections and the Company’s business prospects in general are subject to numerous risks and uncertainties, including the fact that the Company has a history of losses, may not be able to achieve or maintain profitability, and may not be able to obtain sufficient capital to meet customer demand and other corporate needs.

Other risks and uncertainties involve our ability to fulfill the terms of research programs and long-term contracts, development and acceptance of products based on new technologies, demand for original equipment manufacturer’s products reaching anticipated levels, general economic conditions in the markets served by our products, cost effective manufacturing of new products, price erosion as a result of increasing competition and risks and uncertainties involved in foreign operations, including the impact of currency fluctuations.

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Aug. 08. 2005 / 5:00PM, MXWL - Q2 2005 Maxwell Technologies Earnings Conference Call

Future changes in accounting standards or practices may adversely affect our revenues or expenses, and compliance with government regulations may result in additional expenses. We may also be subject to product liability or warranty claims in excess of our reserves, and we have undergone government audits of two businesses sold or discontinued in 2001, and cannot be certain that documentation we have provided will be sufficient to avoid significant liabilities arising from those audits.

These and other risks are detailed from time to time in the Company’s SEC reports, including our most recent form 10-Q and our form 10-K for the fiscal year ended December 31, 2004. Actual results may differ materially from those projected. These forward-looking statements represent management’s opinions and beliefs as of the date of this conference call. The Company disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that may arise subsequent to the date of this call.

It is now my pleasure to introduce Rich Balanson, Maxwell’s CEO.

Rich Balanson - MXWL - President, CEO

Thank you, Mike, and good afternoon, everyone. We hope you’ve had time to review our second quarter 2005 financial press release, as well as the corresponding 10-Q that was issued today. In addition, our 10-K is available on our website.

As Mike Sund has indicated to you, we have Richard Smith, our EVP of Strategic Business Development with us. In a little while I’ll ask Richard to update us on the activity in the Automotive sector.

Continuing on the growth theme, which we have discussed during our last several conference calls, we are pleased that demand for all of our product lines continue to grow and we’ve achieved double-digit revenue growth once again for Q2, as measured quarter-over-quarter, reaching $11 million, or 13% greater than Q1.

This is the third consecutive quarter of such growth and was driven by strong unit growth in all three business areas, especially our ultracapacitor product line, which grew 19% quarter-over-quarter and more than tripled from levels of a year ago.

Our gross margin for Q2 was 29%, approximately the same as in Q1. Operating expenses for the second quarter 2005, were $5 million, which compares to $5.1 for the first quarter of 2005. And second quarter R&D expenses were flat compared to the prior quarter.

Our SG&A expenses were down, reflecting lower cost associated with SOx, but they were offset by increases in sales commissions as a result of increased revenue. As a result of these items, net loss for the quarter was $1.7 million, or $0.11 per share, compared with net loss of $2.2 million, or $0.14 per share for the first fiscal quarter.

Cash at the end of the quarter was $8.7 million net net of the recently repaid $1.7 million customer overpayment commented upon earlier. The Company also generated an additional $5.4 million net on the sale of slightly less than 500,000 shares of common stock at $11.25 per share.

Now let me return to the details behind our Q2 results. I’ll walk through each of our product areas, adding details and some color.

Starting with our high-tension capacitor business in Switzerland, we are seeing the strongest year for the business, ever. The worldwide demand for electricity has resulted in a steadily accelerating demand for high voltage power switching gear, both in upgrades and new installations.

The growth is very apparent in Asia, where for example, we have the lion’s share of the fast growing Chinese market. Remember, from a high voltage capacitor viewpoint, we are the primary supplier of the Three Gorges Dam project.

The growth is also apparent in Europe, where we also dominate. And although the investment in the US infrastructure during the last years has been weak, we expect the recently passed US Energy Bill to have a very positive effect on electricity infrastructure investment, and therefore, our high tension business sector.

We have over a 90% share in the US. Our manufacturing investments in this area over the last few years are paying strong dividends now, with the group expecting their strongest quarter ever during Q3, a short 10-week summer quarter for Switzerland.

Moving to our microelectronics for space business, the big news continues on the acceptance of our single-board computer products, with the addition of the Orbital Sciences SBC win for the NASA Earth Sciences Glory Mission, which we announced last week.

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Aug. 08. 2005 / 5:00PM, MXWL - Q2 2005 Maxwell Technologies Earnings Conference Call

Our major single-board computer project, the Northrop Grumman NPOESS project continues to progress well, with major hardware milestone deliveries planned for this month and next.

We have mentioned this business area is always program driven, and therefore, quite lumpy, however prospects for new business within the sector continue to improve and with a lot of current activity on government funded projects. As a result, we also have had strong component demand for our mainstay memory, power and other radiation mitigated components. So the group is doing quite well.

So let’s move to BOOSTCAP ultracapacitors. In here, the activity continues its rapid acceleration. Let’s begin with a quick comment on a recent conference held in San Diego. In the year 2000, when we began to publicly discuss the potential of ultracapacitors, there was only one academic interchange, no product, no business forums were had in the discipline, no forums for application discussions, no consortia. Just Maxwell’s strategy to create a business base and making ultracapacitors a cost-enabled, generally accepted energy storage option.

We have talked about a number of things that were done to accomplish this. This included, for example, the formation of a worldwide consortia called [Kiloford] International, open to all producers and users of the technology. We also helped sponsor the first worldwide Ultracapacitor summit, held in 2003 in Washington D.C. There were several dozen participants from predominantly US academic institutions and a few companies, a modest beginning.

Just last month, the Third Annual Worldwide Ultracapacitor Conference was held in San Diego, where it was obvious that the acceptance of this technology has dramatically changed. There were over 150 attendees from 75 companies. Suppliers, producers and users were all present, discussing the attributes and applications of these devices. Industries represented included the Automotive, Heavy Vehicle, Public Transportation, Industrial Energy, Power Backup, Government and many more application areas. And Maxwell was well represented and clearly perceived as the leader.

The applications for and the acceptance of the technology is blossoming. And most importantly, products which use the technology are ramping and new design-ins are continuing to expand.

Before I continue, I would like to ask Richard Smith to interject for a few minutes and discuss the activity that is occurring in Automotive. We have mentioned many times the impact that Automotive will have [catalyzing] the explosive growth for this industry.

The fact is, as most of you are already aware, Richard is Maxwell’s worldwide “Mr. Automotive” and our primary focal point in supporting the Automotive customers and their designs. Given the rapidly accelerating opportunities, Richard is very, very busy. So let me turn it over to him for a few minutes.

Richard Smith - MXWL - EVP Strategic Business Development

Thank you, Rich. The most significant change from our last quarter update is that the number of tier 1 and tier 2 companies worldwide involved in development of systems using ultracapacitors continues to rise significantly. And this is especially true in Europe.

The applications still remain the same. They’re still start-stop [board net] stabilization, electrical steering, reusing energy captured during coasting or breaking and then the power train of micro hybrid, mild hybrid and a few heavy hybrid projects.

All of this activity confirms that the number of planned production projects using Ultracapacitors is still increasing. Maxwell’s new cells, using our new high-performance electrode, has given us a major foothold in many of these projects. During the last year we have delivered many configurations of cells and modules that are currently being test-driven in pre-production vehicles.

Remember that the automotive industry needs at least two suppliers for production launch. And Maxwell’s strategy of fast customer response, high-performance cells and modules, and low cost has positioned us as one of the top two in most of the projects planned for production. The production launch dates are still in the calendar year 2007 to 2009 timeframe, so there could be some early production starting in 2006 that would meet some of the 2007 model year timing.

Now, timing is always difficult to predict with new automotive systems using ultracapacitors, because we are one of many components in the systems needing to be qualified for production.

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Aug. 08. 2005 / 5:00PM, MXWL - Q2 2005 Maxwell Technologies Earnings Conference Call

I will make some comments about the geographical activities as we see them at Maxwell. The European automotive industry is still far ahead of the rest of the world in the number and type of applications using ultracapacitors.

North America is relying heavily on US AVC project, which as you know, is a Maxwell development program managed by the North American Automotive Consortium for GM and Chrysler. Progress on this program is very good, although the timeframe for production introduction is a couple of years behind Europe.

Our penetration in Asia is improving, but varies by country.

Overall, Maxwell is seen as having very competitive products, including our new electrode. The supply of cells and modules in Japan, for example, is often from the tiers that have a long history with their OEMs. So our fastest way into the Japanese market is to become the supplier of the key sub-component, low-cost, high-performance electrodes.

On the other side, China and Korea, we are having very good success with modules and cells and we are seen as one of two suppliers in most of the projects that are being performed there. As Rich mentioned earlier, the automotive industry worldwide has accepted ultracapacitors and are now in the process of qualifying systems for production.

The time to introduce a new technology into Automotive production is about 7 to 9 years. And the great news is that the ultracapacitors have advanced through 5 or more of these years.

So thanks, Rich, and back to you.

Rich Balanson - MXWL - President, CEO

Thanks, Richard. We cannot stress how broad the application set is for this technology. The new US Energy Bill, for example, with a focus on renewable energy sources, energy efficiencies and alternate energy, as well as conservation, plays well into Maxwell’s hand.

[Unintelligible] Maxwell’s play in the wide variety of green energy systems; including wind energy, both in rotational optimization as well as energy buffering; public transportation, including buses, trams, subways and systems; industrial transportation, including medium and heavy-duty trucks; this includes the work in trash trucks, delivery vehicles and the like; energy generation, including advanced technology areas like chill cells, forward energy capture; personal transportation, including conventional cars, diesels and some hybrids; and on and on.

So the rising tide of interest in alternate energy and energy efficiency fits well into Maxwell’s product and business strategies, especially our high growth ultracapacitor business, as well as our high tension capacitor products, all of which will be positively impacted by this broad legislation.

I do want to cover three more topics before we open this up for questions. The first area is production. The Company has made great strides in operational efficiency and improved productivity, many, many times. This is especially true in the [areas] of ultracapacitor production, especially in the fabrication of the electrode.

So the next few years will be spent in two related areas. We have actually begun the effort of developing sources for offshore production. This may result in partnerships, outsourcing, or wholly-owned facilities in Asia. And we’ll report on this as we go.

The second area is intellectual property rights. We focused on expanding our patent portfolio during the last three years, more than tripling the Company’s IP portfolio. As we mentioned earlier, we expanded our R&D efforts modestly this year and have added some very strong new individuals in both locations, San Diego and Switzerland. We expect as a result of these actions to dramatically accelerate the rate of invention and IP protection, and therefore, our private portfolio over its already tripled level. So it’s a very important area we perceive as being a keystone to the Company.

And third, more products are coming, more products. So simply watch this space.

Finally, a quick concluding comment. Our summer quarter is historically soft, because our Swiss operation shuts down for three weeks in August. However, not this year. They are shut down, but it’s not going to be soft. Demand for all of our product continues strong, so even though the quarter is short, we expect at least revenue at Q2 levels, much stronger than in prior years.

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Aug. 08. 2005 / 5:00PM, MXWL - Q2 2005 Maxwell Technologies Earnings Conference Call

Simply, we continue to be very busy and as I’ve said before, we’re enjoying it. So, let’s open up for questions. Blake, please?

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] William Gibson, Nollenberger Capital.

William Gibson - Nollenberger Capital Partners - Analyst

Rich, you were talking about the potential capacity expansion. Where do we stand in the here and how? Are we constrained on capacitors for wind energy?

Rich Balanson - MXWL - President, CEO

I think what we said [inaudible] for the last couple of quarters is that we were putting in major production facilities for the D-cell ultracapacitor. That’s the one that I think you’re referring to that goes into most of the windmill applications, although there are others that also are used.

We are still behind the power curve on ramping, but we expect to cross that as we enter into Q4. So we’ve been ramping and ramping, but the demand had exceeded our capability. But it’s dramatically higher than it was just a few months ago. So, the answer is, we’re almost catching up. Within the next couple of months we should, in fact, catch up. And then we expect to be ahead.

But the intention, as I’ve said many times, is to put in what I called one pre-production line in each product family. So if it was a D-cell or a large cell or a [teeny] cell, we’d put in one manufacturing line, which had potentially from hundreds of thousands to millions of unit capacity, depending on the size, but after that point we would begin to go offshore.

And the message is, it’s time to start working on that project and to create various partnerships. And we are actively doing that. I’ve been to Asia with the team two or three times the last four months.

William Gibson - Nollenberger Capital Partners - Analyst

Good. And then are there potentially new customers coming in the wind power, for instance, Bestis? I don’t think they’re a customer, or at least not yet.

Rich Balanson - MXWL - President, CEO

Bill, we really can’t talk about individual customers. In fact, we find it painful even the times we do, because we love to have you on the call, but we also, unfortunately, have some competitors who listen in. So, we’re going to avoid at all costs talking about individual names.

However, there are 6 or 8 windmill companies or derivative companies, and the answer is, virtually all of them are working on ultracapacitor applications in different ways and different implementations and we expect over time for that to be a pretty good business, just for ultracapacitors.

So, the answer is, they all are at some level. A few of them are beginning to patent the application, which is both a good thing and a bad thing, because that puts them in conflict with each other about who’s got what rights to use it for that application. But that will wash itself away. So, we continue to see a lot of interest.

And the reasons are really simple, besides the fact it works, which is a good reason all by itself. One of which is the environmental exposure that windmill sees is radically aggressive. You can be in the North Sea and see very low temperatures and salt spray and all kinds of stuff like that, or you can be in the Sahara Desert and see extremely high temperatures.

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Aug. 08. 2005 / 5:00PM, MXWL - Q2 2005 Maxwell Technologies Earnings Conference Call

And the cost to repair or replace an energy storage component is extremely high. So if you have a battery that goes out and you have to go out and fix it, you’re talking about a helicopter ride and several tens of thousands of dollars to repair it. So ultracapacitors, given their life of the application characteristic, really do play well into such an application.

William Gibson - Nollenberger Capital Partners - Analyst

Good. One more question and then I’ll get back in queue. I know you had signed a distribution agreement with Tecate and I just wanted to get an update on that as to how that’s going forward, the capacitor products and I guess smaller uses, versus—?

Rich Balanson - MXWL - President, CEO

I think what’s happening, Bill, is it’s impossible for any company, especially a small one, to service all the potential customers. It’s just impossible. And we look to distribution, and by the way, we don’t have one distribution company, we have many, many of them actually. Tecate happened to be a public example, because they asked to make it public.

But basically, they service what my sales guy calls “frash and frinkets,” the several thousand-dollar order or lower. We tend to service the OEMs and the people who do strategic design-ins. And it’s going fine. We pushed some of the resources off to them. They’ve had private label as well as Maxwell labeled product.

Operator

Walter Nasdeo, Ardour Capital.

Walter Nasdeo - Ardour Capital Investments - Analyst

I’d like to just revisit the capacity question real briefly. What, if any, excess capacity do you have in Switzerland?

Rich Balanson - MXWL - President, CEO

It’s not possible to describe it by a location exercise. Each of these sites has a different product set and the product sets don’t overlap very much. So, the Swiss facility is centric on large cells, which include very large cells as well as the D-cells. And right now they’re behind the power curve. They have no excess capacity.

Walter Nasdeo - Ardour Capital Investments - Analyst

Okay. How many shifts are you working over there?

Rich Balanson - MXWL - President, CEO

These are great questions, but I prefer not to answer it. When we can’t satisfy enough demand, we work as hard as we can work.

Walter Nasdeo - Ardour Capital Investments - Analyst

Okay. Let me ask you this. What is the average number of capacitors in a standard vehicle?

Richard Smith - MXWL - EVP Strategic Business Development

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Aug. 08. 2005 / 5:00PM, MXWL - Q2 2005 Maxwell Technologies Earnings Conference Call

If you’re talking about a drive train, it depends on whether it’s a micro, mild or heavy hybrid. Heavy hybrids are generally defined by first of all their voltage, so there’d be 150 to 350 volts. And since we run at 2.5 to 2.7 volts per cell, we take their voltage and divide by 2.7 and that’s how many cells. So you’re talking in some cases as many as 180 cells and others it could be a lot less.

There’s a huge movement, which sounds like it’s something we should run too quickly, but I’ve just got to be cautious to say that it takes time to work out. This movement is to go to 60-volt packages for energy storage instead of high voltage for safety reasons; first responders, accident voltage, being shocking to the human, that kind of thing.

Ultracapacitor has served that market very well, so we’re looking at programs that maybe have only 22 cells per car for that kind of program. Everything else is a function of whether it’s a 14-volt board net application—it’d be 6 cells, doors 6 cells. So most things are determined first by voltage and then second by energy needed, which is the size of the cell. So it varies.

Walter Nasdeo - Ardour Capital Investments - Analyst

But 180 is kind of the upper limit?

Richard Smith - MXWL - EVP Strategic Business Development

I would say on a car, that would be the upper limit, 180. It would be a heavy hybrid like an X5 or the new—anything that has 350 volts in it would be.

Rich Balanson - MXWL - President, CEO

Walter, the math, as Richard already indicated, is very easy. If it’s a battery, divide it by 1.5 fold, the total ultracapacitor divided by 2.7. So we have nominally half as many ultracaps as there would be in rechargeable batteries, simply because the voltage of the cell is much better. But it’s simply a voltage calculation.

And then as Richard said, the size of the cell determines how much energy you need. So the voltage is by design and the size might be a very small, few [inaudible] part up to a very large 3,000 [unintelligible] part or greater. And that’s really how much energy you need and how big the vehicle is and that kind of stuff.

Walter Nasdeo - Ardour Capital Investments - Analyst

Okay. And if I could just do two real quick housekeeping; cash burn for the quarter and then number of employees?

Rich Balanson - MXWL - President, CEO

I don’t have the cash burn in front of me and unfortunately, my CFO was ill. Number of employees is about 250, roughly 50/50.

Walter Nasdeo - Ardour Capital Investments - Analyst

Okay. I’ll call back for the cash burn then.

Operator

Gary Holdsworth, Singular Research.

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Aug. 08. 2005 / 5:00PM, MXWL - Q2 2005 Maxwell Technologies Earnings Conference Call

Gary Holdsworth - Singular Research - Analyst

I’m curious about the sequential growth in the ultracap area, from 2.5 million to 3 million. Is that all due to volume or is there actually a price decrease in this, or that volume is actually even more is the reason for the growth there? I’m just curious about that.

Rich Balanson - MXWL - President, CEO

It’s a good question and it’s hard to do in a calculated ASP, because we sell parts that are as cheap as $1 and as much as several tens of dollars, $30-$40-$50, sometimes even $100. And we also sell modules. So, there’s a whole combination of pricing in there.

There always will be price pressure. Some are driven by our own desire to force price pressure, which is to drop the ASP to broaden the application base. So the answer is, there’s a lot of volume in those numbers. There are probably mix changes that are probably the most significant. So for example, as the D-cell goes up, it’s going to be a lot more volume per dollar than it would be if it was large cell.

So the answer is, mix is always changing, always will be changing and the volume is quite significantly going up. But we never counted the number of units, to be honest.

Gary Holdsworth - Singular Research - Analyst

But the fact that your gross margin stayed fairly constant on a sequential basis would suggest that the mix isn’t negatively impacting you. The mix is probably slightly positive, but volume is [inaudible] trumpeting everything else, is that accurate?

Rich Balanson - MXWL - President, CEO

That’s fair enough.

Gary Holdsworth - Singular Research - Analyst

Okay, very good. Another question on the wind turbine business. With the new Energy Bill and the extension of the PTC, the Production Tax Credit, when you talk to your customers, are they happy, are they thinking that the boom buzz cycle is gone for a while in the US, or is it just meaning that maybe there’s not so much of an impetus to grow when they have now 2.5 years extension? I’m just curious of what your customers are saying, that’s all.

Rich Balanson - MXWL - President, CEO

Well, you made it a fairly complicated question. Let me address it this way. First of all, wind energy is much bigger outside the US than it is in the US. So, by far, leaps and bounds, Europe is way far ahead of the US in wind energy. And so, US deciding to be in the wind energy seriously will be a positive in a big way. But right now, most of the market, I mean India, for example, is a very large market.

Don’t forget, we don’t sell the end users, we sell to the OEMs who build the turbines. So, we don’t see the end user application necessarily.

The thing that’ll impact the Company on the Energy Bill, first of all, investment is a good thing. R&D research is a good thing. There’ll be more users of alternate energy. That’s going to be a good thing.

But also, as I mentioned, the high tension business, which is the mainstay of the Company, the US has under-invested for a long time in energy distribution and we saw that vividly with the various power failures on the East Coast and other such examples. And the US, ever since the bust that happened, sort of the Enron events, has under-invested dramatically in the capital infrastructure. That’s going to have to change. The Energy Bill will help that.

And the [generation] of the system will help that. That plays extremely well to Maxwell. Because like I said, we have a very high percentage market share for the existing infrastructure business and it’s almost impossible to displace us. We have incredibly high quality, very high delivery consistency and an extremely well-accepted and robust product set.

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Aug. 08. 2005 / 5:00PM, MXWL - Q2 2005 Maxwell Technologies Earnings Conference Call

So the Energy Bill will help us in a broad sense, but it’s not likely that windmills will become bigger in the US than Europe, as an example. So all of this is added and will be a very positive set of things for the Company.

Gary Holdsworth - Singular Research - Analyst

A follow up if you don’t mind, then I’ll get back in the queue. Of the TNV capacitor, the high voltage capacitors that you do, are you finding that customers, or I know you’re serving an OEM arrangement here, but the end demand is coming from trying to boost capacity on existing lines, or actually building new transition lines?

Rich Balanson - MXWL - President, CEO

The answer is, absolutely both. And you can pick it out, again, if you’re not US-centric or world-centric, the biggest project in the world is the Three Gorges Dam in China. And we are exclusively the high-tension capacitor on all of the applications. But there isn’t a customer. We have two or three customers, which happen to design switching gear, of which we happen to be on all of them.

Operator

Mike Neihuser, The Robins Group.

Mike Neihuser - The Robins Group - Analyst

What a great time compared to about a year ago. I mean that in the most positive ways. It looks like you’ve got three strong cylinders with ultracaps right now. And with what you’ve mentioned about Switzerland, if I understand this right, you’re kind of expecting a similar kind of total revenues for next quarter as the second quarter, is that right?

Rich Balanson - MXWL - President, CEO

Thank you, Mike. What we said was, historically, Q3 for the Company is a sag quarter, not dramatically so, but historically it’s down a little bit. And it’s down because Europe, as an entity, goes to sleep. And that’s not just us, but our customers. So, typically you see a 10/13th quarter, so you see 10 weeks out of 13.

And what we’re saying, is in Q3 of this year, 2005, our total revenue will not shrink. In fact, we’ll see what actually plays out. It’s a little too early to tell. But it certainly won’t go down. In addition, the high voltage business, which is only in production for 10 weeks, will break all records in total volume. So Q3 is looking quite good. It’s not a Q4, but it’s much better than it was historically. And year-to-year growth, because Q3 last year was quite low, will be quite dramatic.

Mike Neihuser - The Robins Group - Analyst

Could you still see double-digit growth in ultracaps between the second and third quarter?

Rich Balanson - MXWL - President, CEO

We’re not forecasting it. And we just can’t tell you. We’ll only give forecastings we know are true.

Mike Neihuser - The Robins Group - Analyst

And I’m going to bite on your saying about new products, are you talking about new products or new applications for ultracaps?

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Aug. 08. 2005 / 5:00PM, MXWL - Q2 2005 Maxwell Technologies Earnings Conference Call

Rich Balanson - MXWL - President, CEO

Products and applications, but I was talking about products mainly.

Mike Neihuser - The Robins Group - Analyst

And what products are those?

Rich Balanson - MXWL - President, CEO

We’ll tell you when they get announced.

Mike Neihuser - The Robins Group - Analyst

Hey, I had to try.

Rich Balanson - MXWL - President, CEO

That was good though, Mike. That was a nice try.

Mike Neihuser - The Robins Group - Analyst

Well, I’ll get back in the queue until I can think of some other smart questions.

Operator

Eric Glover, Adams Harkness.

Eric Glover - Adams Harkness - Analyst

I just wanted to follow-up on your comments previously on the Three Gorges Dam. Could you give me a sense of how far along that project is?

Rich Balanson - MXWL - President, CEO

I’m not an expert, so I’m going to say what I think and not what I know. So, let me caveat it that way. Half of it’s been finished. The second half is under construction. I’m not sure how much we’ve delivered against the second half. But also the energy distribution portion of it is not finished.

So don’t forget, it’s not just building the dam and the basic infrastructure of the dam, it’s how do you spread the power all across China? So, it will ripple into a number of long-term projects in addition to its—I wouldn’t even call it the short-term nature, but the discreet nature of the dam itself.

China, in energy consumption is extremely interesting, if any of you have been there. If you go to Shinzen, which is the big operational site right out of Hong Kong, they actually talk about zones in Shinzen, where the amount of electricity is on per day, how many hours per day. So in Zone 1 it never goes off, Zone 2 it’s off for 4 or 5 hours, Zone 3 it’s off for half a day, Zone 4 it goes off for a few days a week. And they’re serious.

That place is outgrowing its ability to distribute electricity. That ultimately is talking about distribution of high tension and high voltage capacitors. So, there’s a huge demand in electrification of China going on and I suspect that we’re going to see a fairly long-term strength in China like we’ve never seen before. And that’s going to be positive for us.

If the US were back to its historic rate, we’d have just a blow out high-tension business. It’s better than it’s been and that’s even with a soft US market.

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FINAL TRANSCRIPT

Aug. 08. 2005 / 5:00PM, MXWL - Q2 2005 Maxwell Technologies Earnings Conference Call

Eric Glover - Adams Harkness - Analyst

Okay. I guess what I’m trying to get at a little bit is, do you see your business in China just contributing sort of a steady amount of revenue or does this continue to grow and grow and peak at some point and then start declining?

Rich Balanson - MXWL - President, CEO

I don’t think I can answer the question, because I don’t know where the peak is and I don’t know where the decline part is, but it isn’t yet in sight.

Eric Glover - Adams Harkness - Analyst

Okay. And you did provide some nice color on how much of your revenue was ultracapacitor related. Do you typically disclose the other two segments of the business, in terms of the percentage of revenue?

Rich Balanson - MXWL - President, CEO

No, we don’t, Eric. My arm was broken to do the ultracap deal. We haven’t done the others either. Just the one.

Eric Glover - Adams Harkness - Analyst

All right. And finally, could you give me a sense of what your estimated market share is in the ultracap business in general?

Rich Balanson - MXWL - President, CEO

It’s hard to view actually. There are beginning to be some industry publications on the topic. Frost & Sullivan is an example. And they’re out doing sort of an annual survey. I don’t think we really could tell, to be honest. That’s because it depends on how you define the market too. We’re a major player in the markets we choose to play in.

Operator

Bill [Hyler], HM Energy.

Bill Hyler - HM Energy - Analyst

Rich, you spent some time talking about the high voltage capacitor market and your position there in China. Can you talk a little more about how Maxwell’s going to look to penetrate the hybrid market in China? You’ve got to believe a country like that, given where oil prices are going, is going to have to take a much more aggressive stance toward using hybrid technology across automotive industrial applications, just to sustain their growth rate, given that they’re so short energy. So I’m trying to think about how Maxwell can look to penetrate that market over the next, say, five years?

Richard Smith - MXWL - EVP Strategic Business Development

The interesting thing about China is that most of their cars that they build are cars that are either licensed technology from Europe or North American automotive companies, maybe Japanese and Korean as well. So their infrastructure for building cars is emerging. Their desire to have efficient cars and hybrids and so on, is very high, as we would imagine.

So, I would see Maxwell penetrating, the way we’re working right now, auto capacitor business. We’re working closely with the tier 1s and some of their suppliers in China. The actual automotive companies are not large in volume yet, but when they do take off, we’d like to be positioned well with any applications that use our capacitors.

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FINAL TRANSCRIPT

Aug. 08. 2005 / 5:00PM, MXWL - Q2 2005 Maxwell Technologies Earnings Conference Call

I think we’re also very aware of the aggressive nature of Chinese business people, relative to their own technology in ultracapacitors, so we’re trying very hard to get ourselves well positioned there with good strong tier-type partners and get ahead of the game.

Operator

William Gibson, Nollenberger Capital.

William Gibson - Nollenberger Capital Partners - Analyst

Just sort of a follow-up. It slipped my mind and could you refresh us on the timeline on the hybrid bus bakeoff in Chicago?

Richard Smith - MXWL - EVP Strategic Business Development

I know that the—in talking to our friends at ISE, who of course, with us, will own half of that contract, I can’t speak to them, but I believe that their specs and everything are coming along. I still think they’re more than a year away, but whether it’s 18 months or 24, I honestly can’t tell you at this time.

William Gibson - Nollenberger Capital Partners - Analyst

Okay. And in terms of the ultracapacitor shipments to ISE?

Richard Smith - MXWL - EVP Strategic Business Development

Strong and growing.

Rich Balanson - MXWL - President, CEO

They just moved into a new facility, of which they gave tours of a few weeks back. They moved into a much larger facility. Maybe that’s the answer to the question. Blake, we’ll take one more question.

Operator

Follow up from Gary Holdsworth, Singular Research.

Gary Holdsworth - Singular Research - Analyst

Just came in under the wire, thank you. Why do you think you’re moving—how today you’re moving toward profitability, versus a year ago, which—and my question is, is it technology that’s going to get you there? Is it lower production? Which do you think is the best lever, is it volume and then lower production, perhaps outsource, is that your big lever to get toward profitability?

Rich Balanson - MXWL - President, CEO

That answer is, no. Let me explain it this way. If you look at the Company’s expense rate, which is nominally 5 million a quarter—and if anyb\ody would like to retract the 404 legislation so the number would be lower than that—today it’s 5 million. That includes an R&D level of about 1.7, I think, million in obviously, sales and such. That’s the number the Company needs to pay for. I don’t imagine it’s going to change dramatically in time. I hope the G&A goes down a little bit. R&D will probably go up a little bit. Commissions will go up a little bit, because sales go up, so that’s sort of natural stuff.

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FINAL TRANSCRIPT

Aug. 08. 2005 / 5:00PM, MXWL - Q2 2005 Maxwell Technologies Earnings Conference Call

So the Company needs to pay for about $5 million in expenses. The margin we reported in Q1 and Q2 are both 30%. That number could go up a little bit. It’s really driven by volume and we’re always driving efficiency, but that’s really a margin discussion. So the better we are more efficient, the better the margins will be. But we’re pretty efficient as we go and we’re going to get better.

So, the real issue is, the Company has to pay for itself and it’s going to pay for itself through volume. So the breakeven of the Company has gone up a bit from what it was last year. That’s really driven by these below line expenses. I guess margins might improve a little bit. But 30 points isn’t bad; 40 points may be difficult to achieve, and something in between is probably realistic. So it’s just simply a revenue exercise or a volume exercise, if you choose.

We focus, as Richard would say, on cost as an imperative, which really ultimately shows up in things like efficiency. The high-tension volumes, as we’ve mentioned a few times before, are growing dramatically and there’s been only one additional operator in the organization for that. So we’ve done extremely well in efficiency.

So, outsourcing is really an exercise in expansion. Of course we’ll get cost out of it. We need to do that for the right reasons. But the key ultimately is to expand the business and the business is expanding as we had predicted, somewhat by itself. So it’s really revenue growth that’s the key to the Company and it’s nice that it’s starting to show some pretty good numbers and it’s been double-digit every quarter for the last three quarters. We’ll see how it proceeds going forward. But certainly we expect quite dramatic growth over the next few years.

Gary Holdsworth - Singular Research - Analyst

That’s a very excellent answer to that question. Thank you.

Rich Balanson - MXWL - President, CEO

So I’d like to thank everybody for participating. We very much appreciate the attention for the Company. We’re all working hard to make this a real business and I think there’s lots of positive signs that it’s coming together. So once again, thank you again for your attention.

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